Exhibit 99.1

CARMAX REPORTS QUARTERLY RESULTS

Richmond, Va., September 20, 2012 – CarMax, Inc. (NYSE:KMX) today reported results for the second quarter ended August 31, 2012.

•	Net sales and operating revenues increased 7% to $2.76 billion from $2.59 billion in the second quarter of last year.

•	Used unit sales in comparable stores increased 5% for the quarter.

•	Total used unit sales rose 8% in the second quarter.

•	Total wholesale unit sales declined 2% in the second quarter.

•	CarMax Auto Finance (CAF) income increased 19% to $75.7 million from $63.8 million in the prior year quarter.

•	Net earnings were $111.6 million, or $0.48 per diluted share, compared with $111.2 million, or $0.48 per diluted share, in the second quarter of fiscal 2012.

Second Quarter Business Performance Review

“We are pleased with our improved retail sales in the second quarter, as used unit comps strengthened and we continued to open new stores,” said Tom Folliard, president and chief executive officer. “Net earnings were flat, as the contributions from the growth in retail sales and CAF income were offset by higher SG&A costs, which were pressured by the ramp in our store growth rate, and the tough comparisons in our wholesale operations.”

Sales. Used vehicle sales improved, with total used units climbing 8% and comparable store used units up 5%. The comparable store used unit growth was driven by improved conversion, which was supported by better credit offers and continued strong in-store execution. The used vehicle average selling price was similar to the prior year’s quarter.

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CarMax, Inc.

Wholesale vehicle unit sales declined 2% compared with last year’s quarter, following increases of 23% and 20% in the second quarters of the two previous fiscal years. Appraisal traffic in the current quarter was higher than in the prior year period; however, the appraisal buy rate was lower, which we believe reflected the effect of moderating wholesale vehicle valuations.

Other sales and revenues declined 1% compared with the prior year’s second quarter, as an increase in extended service plan (ESP) revenues was more than offset by a reduction in net third-party finance fees. Third-party subprime providers, who purchase subprime financings at a discount, originated 14% of used vehicle unit sales in the current quarter compared with 7% in the prior year quarter. ESP revenues climbed 18% largely due to the growth in our retail vehicle sales and an increase in ESP penetration.

Gross Profit. Total gross profit increased to $368.0 million from $354.3 million in the second quarter of fiscal 2012, as increased used vehicle gross profits more than offset modest reductions in wholesale, new and other gross profit. Used vehicle gross profit climbed 8% to $241.8 million driven by the 8% increase in used unit sales. Used gross profit per unit remained similar at $2,172 versus $2,178 in last year’s second quarter. Wholesale gross profit declined 5% to $75.1 million, reflecting the combination of the 2% decrease in wholesale unit sales and a 2% reduction in wholesale gross profit per unit to $907 from $929 in the prior year quarter. Other gross profit fell less than 1% to $49.5 million, similar to the change in other sales and revenues.

CarMax Auto Finance. CAF income increased 19% to $75.7 million compared with $63.8 million in last year’s second quarter. The improvement in CAF income was primarily due to the 14% increase in average managed receivables, which grew to $5.25 billion from $4.60 billion in last year’s second quarter. The increase in average managed receivables reflected the growth in CAF origination volume throughout fiscal 2012 and the first half of fiscal 2013 as we transitioned back to a pre-recession origination strategy, as well as higher average selling prices and retail unit sales growth over this period.

The allowance for loan losses increased modestly, to 0.9% of managed receivables as of August 31, 2012, compared with 0.8% as of August 31, 2011. Low unit charge-offs and strong recovery rates continued to largely offset the effect of the change in credit mix resulting from the transition in origination strategy.

SG&A. Selling, general and administrative expenses increased 11% to $254.7 million from $229.9 million in the prior year’s second quarter. The increase primarily reflected the 8% increase in our store base since the beginning of last year’s second quarter (representing the addition of eight stores) and higher growth-related costs resulting from the ramp in our store growth rate. Growth-related costs include pre-opening expenses, relocation expenses, and the cost of building and maintaining management bench strength to support future growth. SG&A per retail unit increased to $2,241 versus $2,197 in the prior year’s quarter mainly due to the costs associated with this year’s higher store growth rate.

Superstore Openings. We plan to open ten superstores in fiscal 2013, double the number opened in fiscal 2012. During the second quarter of fiscal 2013, we opened three used car superstores, entering the Ft. Myers, Florida, market with two stores and opening a third store in the Nashville, Tennessee, market.

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CarMax, Inc.

Supplemental Financial Information

Sales Components

(In millions)	Three Months Ended August 31 (1)			Six Months Ended August 31 (1)
	2012	2011	Change	2012	2011	Change
Used vehicle sales	$2,192.0	$2,015.0	8.8%	$4,380.9	$4,086.5	7.2%
New vehicle sales	61.4	46.9	31.0%	116.9	108.7	7.5%
Wholesale vehicle sales	437.1	457.9	(4.5)%	904.8	935.7	(3.3)%
Other sales and revenues:
Extended service plan revenues	52.9	44.9	17.7%	104.2	91.3	14.1%
Service department sales	26.8	26.0	2.9%	51.6	51.2	0.8%
Third-party finance fees, net	(12.1)	(2.9)	(322.4)%	(25.9)	(6.2)	(320.2)%

Total other sales and revenues	67.6	68.1	(0.8)%	129.9	136.3	(4.7)%

Net sales and operating revenues	$2,758.0	$2,587.8	6.6%	$5,532.4	$5,267.2	5.0%

(1)	Percent calculations and amounts shown are based on amounts presented on the attached consolidated statements of earnings and may not sum due to rounding.

Used Vehicle Sales Changes

	Three Months Ended August 31		Six Months Ended August 31
	2012	2011	2012	2011
Comparable store vehicle sales:
Used vehicle units	5%	(2)%	2%	2%
Used vehicle revenues	5%	5%	4%	8%

Total vehicle sales:
Used vehicle units	8%	(1)%	6%	3%
Used vehicle revenues	9%	7%	7%	10%

Unit Sales

	Three Months Ended August 31		Six Months Ended August 31
	2012	2011	2012	2011
Used vehicles	111,316	102,825	223,607	211,336
New vehicles	2,352	1,798	4,459	4,233
Wholesale vehicles	82,771	84,885	166,312	169,947

Average Selling Prices

	Three Months Ended August 31		Six Months Ended August 31
	2012	2011	2012	2011
Used vehicles	$19,494	$19,408	$19,389	$19,148
New vehicles	$25,982	$25,927	$26,073	$25,559
Wholesale vehicles	$5,133	$5,249	$5,292	$5,359

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CarMax, Inc.

Selected Operating Ratios

(In millions)	Three Months Ended August 31				Six Months Ended August 31
	2012	% (1)	2011	% (1)	2012	% (1)	2011	% (1)

Net sales and operating revenues	$2,758.0	100.0%	$2,587.8	100.0%	$5,532.4	100.0%	$5,267.2	100.0%
Gross profit	$368.0	13.3%	$354.3	13.7%	$749.9	13.6%	$737.4	14.0%
CarMax Auto Finance income	$75.7	2.7%	$63.8	2.5%	$150.9	2.7%	$133.5	2.5%
Selling, general, and administrative expenses	$254.7	9.2%	$229.9	8.9%	$508.3	9.2%	$471.5	9.0%
Interest expense	$8.2	0.3%	$8.5	0.3%	$16.3	0.3%	$17.0	0.3%
Earnings before income taxes	$181.1	6.6%	$179.9	7.0%	$376.7	6.8%	$382.5	7.3%
Net earnings	$111.6	4.0%	$111.2	4.3%	$232.4	4.2%	$236.7	4.5%

(1)	Calculated as the ratio of the applicable amount to net sales and operating revenues.

Gross Profit

(In millions)	Three Months Ended August 31			Six Months Ended August 31
	2012	2011	Change	2012	2011	Change
Used vehicle gross profit	$241.8	$224.0	8.0%	$491.2	$465.2	5.6%
New vehicle gross profit	1.6	1.7	(6.7)%	3.2	3.1	1.1%
Wholesale vehicle gross profit	75.1	78.8	(4.8)%	157.0	165.0	(4.9)%
Other gross profit	49.5	49.8	(0.5)%	98.6	104.0	(5.2)%

Total gross profit	$368.0	$354.3	3.9%	$749.9	$737.4	1.7%

Gross Profit per Unit

	Three Months Ended August 31				Six Months Ended August 31
	2012		2011		2012		2011
	$/unit (1)	% (2)	$/unit (1)	% (2)	$/unit (1)	% (2)	$/unit (1)	% (2)
Used vehicle gross profit	$2,172	11.0%	$2,178	11.1%	$2,197	11.2%	$2,201	11.4%
New vehicle gross profit	$676	2.6%	$948	3.6%	$713	2.7%	$744	2.9%
Wholesale vehicle gross profit	$907	17.2%	$929	17.2%	$944	17.3%	$971	17.6%
Other gross profit	$436	73.3%	$476	73.1%	$432	75.9%	$482	76.3%
Total gross profit	$3,237	13.3%	$3,386	13.7%	$3,288	13.6%	$3,421	14.0%

(1)	Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total retail units sold.
(2)	Calculated as a percentage of its respective sales or revenue.

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CarMax, Inc.

Components of CAF Income and Other CAF Information

(In millions)	Three Months Ended August 31				Six Months Ended August 31
	2012		2011		2012		2011
	$	% (1)	$	% (1)	$	% (1)	$	% (1)
Interest and fee income	$123.5	9.4	$111.8	9.7	$243.8	9.4	$219.7	9.8
Interest expense	(23.9)	(1.8)	(26.2)	(2.3)	(49.0)	(1.9)	(54.7)	(2.4)

Total interest margin	99.6	7.6	85.6	7.5	194.8	7.5	165.0	7.3
Provision for loan losses	(12.9)	(1.0)	(10.8)	(0.9)	(22.1)	(0.9)	(9.8)	(0.4)

Total interest margin after provision for loan losses	86.7	6.6	74.8	6.5	172.7	6.7	155.2	6.9
Other (loss) gain	(0.2)	—	0.4	—	(0.2)	—	1.1	—
Direct CAF expenses	(10.8)	(0.8)	(11.4)	(1.0)	(21.6)	(0.8)	(22.8)	(1.0)

CarMax Auto Finance income	$75.7	5.8	$63.8	5.6	$150.9	5.8	$133.5	5.9

Total average managed receivables	$5,245.4		$4,596.6		$5,160.3		$4,492.2
Net loans originated	$822.4		$771.9		$1,609.2		$1,461.2

Ending allowance for loan losses	$49.5		$36.2		$49.5		$36.2

Warehouse facility information:
Ending funded receivables	$1,066.0		$1,559.0		$1,066.0		$1,559.0
Ending unused capacity	$534.0		$441.0		$534.0		$441.0

(1)	Annualized percent of total average managed receivables.

Earnings Highlights

(In millions except per share data)	Three Months Ended August 31			Six Months Ended August 31
	2012	2011	Change	2012	2011	Change
Net earnings	$111.6	$111.2	0.4%	$232.4	$236.7	(1.8)%
Diluted weighted average shares outstanding	231.7	230.7	0.4%	231.7	230.5	0.6%
Net earnings per diluted share	$0.48	$0.48	—	$1.00	$1.03	(2.9)%

Planned Store Openings

We currently plan to open the following superstores within 12 months from August 31, 2012:

Location	Television Market	Market Status	Planned Opening Date
Des Moines, Iowa	Des Moines	New	Q3 Fiscal 2013
Oxnard, California	Los Angeles	Existing	Q3 Fiscal 2013
Denver (Federal Heights), Colorado	Denver	New	Q3 Fiscal 2013
Denver (Littleton), Colorado	Denver	New	Q4 Fiscal 2013
Jacksonville, Florida	Jacksonville	Existing	Q4 Fiscal 2013
Harrisonburg, Virginia	Harrisonburg	New	Q1 Fiscal 2014
Columbus, Georgia	Columbus	New	Q1 Fiscal 2014
Savannah, Georgia	Savannah	New	Q1 Fiscal 2014
Houston, Texas	Houston	Existing	Q2 Fiscal 2014
Sacramento, California	Sacramento	Existing	Q2 Fiscal 2014
Frederick, Maryland	Washington/Baltimore	Existing	Q2 Fiscal 2014

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CarMax, Inc.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, September 20, 2012. Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457). The conference I.D. for both domestic and international callers is 89958527. A live webcast of the call will be available on our investor information home page at investor.carmax.com and at www.streetevents.com.

A webcast replay of the call will be available at investor.carmax.com beginning at approximately 1:00 p.m. ET on September 20, 2012, through December 19, 2012. A telephone replay also will be available through September 28, 2012, and may be accessed by dialing 1-855-859-2056 (international callers dial 1-404-537-3406). The conference I.D. for both domestic and international callers is 89958527.

Third Quarter Fiscal 2012 Earnings Release Date

We currently plan to release third quarter results on Thursday, December 20, 2012, before the opening of the New York Stock Exchange. We will host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investor.carmax.com in early December.

About CarMax

CarMax, a member of the Fortune 500 and the S&P 500, and one of the Fortune “100 Best Companies to Work For,” for eight consecutive years, is the nation’s largest retailer of used cars. Headquartered in Richmond, Va., CarMax currently operates 113 used car superstores in 56 markets. The CarMax consumer offer is structured around four customer benefits: low, no-haggle prices; a broad selection; high quality vehicles; and customer-friendly service. During the twelve months ended February 29, 2012, the company retailed 408,080 used cars and sold 316,649 wholesale vehicles at our in-store auctions. For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:

•	Changes in general or regional U.S. economic conditions.

•	Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.

•	Changes in consumer credit availability related to our third-party financing providers.

•	Changes in the competitive landscape within our industry.

•	Significant changes in retail prices for used and new vehicles.

•	A reduction in the availability of or access to sources of inventory.

•	Factors related to the regulatory and legislative environment in which we operate.

•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer information.

•	Events that damage our reputation or harm the perception of the quality of our brand.

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•	Factors related to geographic growth, including the inability to acquire or lease suitable real estate at favorable terms or to effectively manage our growth.

•	The loss of key employees from our store, regional or corporate management teams or a significant increase in labor costs.

•	The failure of key information systems.

•	The effect of new accounting requirements or changes to U.S. generally accepted accounting principles.

•	The effect of various litigation matters.

•	Adverse conditions affecting one or more automotive manufacturers or manufacturer recalls.

•	The occurrence of severe weather events.

•	Factors related to the seasonal fluctuations in our business.

•	Factors related to the geographic concentration of our superstores.

•	Acts of terrorism, the outbreak of war, or other significant national or international events.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 29, 2012, and our quarterly or current reports as filed with or furnished to the Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investor.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4287. We disclaim any intent or obligation to update our forward-looking statements.

Contacts:

Investors and Financial Media:

Katharine Kenny, Vice President, Investor Relations, (804) 935-4591

Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:

Trina Lee, Director, Public Relations, (855) 887-2915

Elia Imler, Sr. Coordinator, Public Relations, (855) 887-2915

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

(In thousands except per share data)

	Three Months Ended August 31				Six Months Ended August 31
	2012	% (1)	2011 (2)	% (1)	2012	% (1)	2011 (2)	% (1)

Sales and operating revenues:
Used vehicle sales	$2,191,964	79.5	$2,014,983	77.9	$4,380,871	79.2	$4,086,523	77.6
New vehicle sales	61,393	2.2	46,853	1.8	116,850	2.1	108,739	2.1
Wholesale vehicle sales	437,050	15.8	457,870	17.7	904,845	16.4	935,664	17.8
Other sales and revenues	67,597	2.5	68,113	2.6	129,858	2.3	136,310	2.6

Net sales and operating revenues	2,758,004	100.0	2,587,819	100.0	5,532,424	100.0	5,267,236	100.0
Cost of sales	2,390,011	86.7	2,233,544	86.3	4,782,516	86.4	4,529,866	86.0

Gross profit	367,993	13.3	354,275	13.7	749,908	13.6	737,370	14.0
CarMax Auto Finance income	75,676	2.7	63,826	2.5	150,855	2.7	133,487	2.5
Selling, general and administrative expenses	254,674	9.2	229,887	8.9	508,277	9.2	471,542	9.0
Interest expense	8,152	0.3	8,464	0.3	16,295	0.3	17,004	0.3
Interest income	259	—	110	—	544	—	213	—

Earnings before income taxes	181,102	6.6	179,860	7.0	376,735	6.8	382,524	7.3
Income tax provision	69,466	2.5	68,706	2.7	144,353	2.6	145,870	2.8

Net earnings	$111,636	4.0	$111,154	4.3	$232,382	4.2	$236,654	4.5

Weighted average common shares:
Basic	228,366		226,300		228,069		225,935
Diluted	231,696		230,681		231,749		230,479

Net earnings per share:
Basic	$0.49		$0.49		$1.02		$1.05
Diluted	$0.48		$0.48		$1.00		$1.03

(1)	Calculated as a percentage of net sales and operating revenues and sums may not equal totals due to rounding.
(2)	As disclosed in our Annual Report on Form 10-K for the fiscal year ended February 29, 2012, fiscal 2012 reflects the revisions to correct our accounting for sale-leaseback transactions.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands)

	August 31 2012	August 31 2011 (1)	February 29 2012
ASSETS
Current assets:
Cash and cash equivalents	$458,567	$181,913	$442,658
Restricted cash from collections on auto loan receivables	204,731	154,944	204,314
Accounts receivable, net	70,426	64,849	86,434
Inventory	1,198,013	1,061,309	1,092,592
Deferred income taxes	7,705	11,042	9,938
Other current assets	22,106	21,762	17,512

Total current assets	1,961,548	1,495,819	1,853,448

Auto loan receivables, net	5,315,232	4,699,074	4,959,847
Property and equipment, net	1,347,313	1,223,723	1,278,722
Deferred income taxes	143,754	120,658	133,134
Other assets	103,593	97,863	106,392

TOTAL ASSETS	$8,871,440	$7,637,137	$8,331,543

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$221,430	$243,473	$324,827
Accrued expenses and other current liabilities	116,167	110,262	128,973
Accrued income taxes	557	7,451	3,125
Short-term debt	1,068	1,333	943
Current portion of finance and capital lease obligations	15,325	13,152	14,108
Current portion of non-recourse notes payable	171,292	129,565	174,337

Total current liabilities	525,839	505,236	646,313

Finance and capital lease obligations, excluding current portion	345,628	360,989	353,566
Non-recourse notes payable, excluding current portion	4,909,702	4,169,037	4,509,752
Other liabilities	140,684	103,563	148,800

TOTAL LIABILITIES	5,921,853	5,138,825	5,658,431

TOTAL SHAREHOLDERS’ EQUITY	2,949,587	2,498,312	2,673,112

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,871,440	$7,637,137	$8,331,543

(1)	As disclosed in our Annual Report on Form 10-K for the fiscal year ended February 29, 2012, fiscal 2012 reflects the revisions to correct our accounting for sale-leaseback transactions.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	Six Months Ended August 31
	2012	2011 (1)
Operating Activities:
Net earnings	$232,382	$236,654
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	46,442	39,454
Share-based compensation expense	30,206	26,303
Provision for loan losses	22,090	9,783
Loss on disposition of assets	446	1,195
Deferred income tax (benefit) provision	(76)	3,608
Net decrease (increase) in:
Accounts receivable, net	16,008	54,748
Inventory	(105,421)	(11,832)
Other current assets	(4,605)	11,648
Auto loan receivables, net	(377,475)	(388,282)
Other assets	971	(1,969)
Net decrease in:
Accounts payable, accrued expenses and other current liabilities and accrued income taxes	(132,469)	(42,095)
Other liabilities	(14,431)	(15,139)

Net cash used in operating activities	(285,932)	(75,924)

Investing Activities:
Capital expenditures	(103,918)	(80,225)
(Increase) decrease in restricted cash from collections on auto loan receivables	(417)	6,108
Increase in restricted cash in reserve accounts	(3,151)	(4,562)
Release of restricted cash from reserve accounts	7,992	6,997
Purchases of money market securities, net	(2,104)	(291)
Purchases of investments available-for-sale	(1,227)	(2,164)
Sales of investments available-for-sale	318	—

Net cash used in investing activities	(102,507)	(74,137)

Financing Activities:
Increase in short-term debt, net	125	331
Payments on finance and capital lease obligations	(6,721)	(6,093)
Issuances of non-recourse notes payable	2,345,000	1,869,000
Payments on non-recourse notes payable	(1,948,095)	(1,584,059)
Equity issuances, net	4,209	4,362
Excess tax benefits from share-based payment arrangements	9,830	7,312

Net cash provided by financing activities	404,348	290,853

Increase in cash and cash equivalents	15,909	140,792
Cash and cash equivalents at beginning of year	442,658	41,121

Cash and cash equivalents at end of period	$458,567	$181,913

(1)	As disclosed in our Annual Report on Form 10-K for the fiscal year ended February 29, 2012, fiscal 2012 reflects the revisions to correct our accounting for sale-leaseback transactions.

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